Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:
SatCon Technology Corporation®	Investor Relations
Ralph Norwood	Dave Gentry
Chief Financial Officer	Aurelius Consulting Group
617-661-0540	407-644-4256
www.runonideas.com
info@Aureliusconsulting.com

SATCON TECHNOLOGY REPORTS FIRST QUARTER OPERATING RESULTS

18% increase in revenues and 85% decrease in net losses over the same period last year

Cambridge, MA – February 10, 2003 – SatCon Technology Corporation© (Nasdaq NM: SATC), a manufacturer of power control products, today reported financial results for its fiscal 2004 first quarter, which ended on December 27, 2003.

Revenues for the three months ended December 27, 2003 were $8.2 million as compared to $6.9 million in the same period last year. In addition, the operating loss for the first quarter was $744,000 compared to an operating loss of $5.1 million in the same period last year.

“We are very pleased with our first quarter results,” said David Eisenhaure, SatCon’s president and CEO.  “These results present more evidence that our restructuring efforts have significantly improved our operations.   We have increased revenues by 18% while reducing losses by 85% over the same quarter last year and our cash position has improved substantially.  We are well positioned for continued growth.”

SatCon ended the quarter with $5.4 million in cash and no bank borrowings against their $6 million credit line.

The Company believes that in the near future there will be a significant transformation in the way the United States and other first world countries generate, distribute and use electrical energy.  Commenting on this transformation,  David Eisenhaure, said: “I believe that our technology will play a significant role in the movement towards alternative energy sources and distributed power systems. Our power conversion systems developed for fuel cells and photovoltaics will be at the heart of this conversion. Also, our Uninterruptible Power Systems (UPS) will provide us with an important foothold in the emerging market for reliable back up power systems that can help reduce and prevent losses due to electrical grid failure.  Based on Clean Energy Trends 2001, the market for distributed and power conversion systems will grow to $40 billion.  We are well-positioned to capitalize on the emerging market and that the cost reduction initiatives and product development that are putting in place today will enable us to continue to succeed in the future.”

About SatCon Technology Corporation

SatCon Technology Corporation manufactures and sells power Control products for critical military systems, alternative energy applications and in high-reliability industrial automation.  Products include inverter electronics from 5 kilowatts to 5 megawatts; power switches; and hybrid microcircuits for industrial, medical, military and aerospace applications.  SatCon also develops and builds digital power electronics and high-efficiency machines and control systems for a variety of defense applications.  For further information, please visit the SatCon website at www.satcon.com.

Statements made in this document that are not historical facts or which apply prospectively are forward-looking statements that involve risks and uncertainties.  These forward-looking statements are identified by the use of terms and phrases such as “believes,” “expects,” “plans,” “anticipates” and similar expressions.  Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the Company’s expectation.  There can be no assurance that the company will be successful in achieving any of the objectives that are stated within the release, and such failure to achieve those objectives could have a material, adverse effect on the future of the Company.  Additional information concerning risk factors is contained from time to time in the Company’s SEC filings.  The Company expressly disclaims any obligation to update the information contained in this release.

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SatCon Technology Corporation

Consolidated Statements of Operations

($ in thousands, except per share data)

	Three months ended
	December 27, 2003	December 28, 2002
	(Unaudited)

Product revenue	$6,208	$5,331
Funded research and development revenue	1,979	1,590
Total revenue	8,187	6,921
Operating expenses:
Cost of product revenue	5,198	6,101
Research and development expenses:
Funded research and development expenses	1,379	1,380
Unfunded research and development expenses	1	581
Total research and development expenses	1,380	1,961
Selling, general and administrative expenses	2,241	3,780
Amortization of intangibles	112	147
Total operating expenses	8,931	11,989
Operating loss	(744)	(5,068)
Unrealized gain/(loss) on warrants	43	6
Unrealized loss on Series B warrants	35	—
Interest income	2	2
Interest expense	(258)	(198)
Net loss	$(922)	$(5,258)

Earnings per share, basic and diluted:

Net loss	$(0.04)	$(0.31)

Shares used for computing basic and diluted EPS	24,275	16,878

SatCon Technology Corporation

($ in thousands)

Consolidated Balance Sheets as of:

	December 27, 2003	September 30, 2003
	(Unaudited)	(Audited)
ASSETS

Current assets:
Cash and cash equivalents (including restricted cash)	$5,373	$1,235
Accounts receivable, net	5,309	5,499
Unbilled contract costs, net	942	803
Funded research and development expenses in excess of billings	—	151
Inventory	4,945	5,802
Prepaid expenses and other current assets	1,748	726
Total current assets	18,317	14,216
Property and equipment	14,723	14,699
Accumulated depreciation	(8,152)	(7,772)
Property and equipment, net	6,571	6,927
Goodwill and Intangibles	6,274	6,274
Accumulated amortization	(2,783)	(2,651)
Goodwill and Intangibles, net	3,491	3,623
Warrant to purchase Beacon Power common stock	140	90
Warrant to purchase MTI common stock	—	7
Other long-term assets	119	119
Total assets	$28,638	$24,982
LIABILITIES AND EQUITY

Current liabilities:
Bank line of credit	$—	$1,802
Current portion of long-term debt	247	271
Accounts payable	4,645	5,967
Accrued expenses	4,537	5,141
Deferred revenue	1,171	2,447
Liability to Series B preferred stockholders	7,675	—
Total current liabilities	18,275	15,628
Redeemable convertible Series A preferred stock	—	1,659
Convertible subordinated debentures	—	763
Long-term liabilities, net of current portion	603	770

Stockholders’ equity:
Common stock; $.01 par value, 50,000,000 shares authorized; 25,142,052 shares issued at December 27, 2003 and 21,023,200 shares issued at September 30, 2003	251	210
Additional paid-in capital	127,291	122,793
Accumulated deficit and accumulated other comprehensive loss	(117,782)	(116,841)
Total stockholders’ equity	9,760	6,162
Total liabilities and stockholders’ equity	$28,638	$24,982